Exhibit 10.17

Execution Version

SEPARATION AGREEMENT AND GENERAL RELEASE

For good and valuable consideration, Desktop Metal, Inc. (the “Company”) and Ali El-Siblani (“Executive”) enter into this Separation Agreement and General Release (this “Agreement”), effective on the Effective Date (as defined in Section 7).

WHEREAS, Executive was employed with the Company pursuant to the parties’ February 16, 2021 employment offer letter agreement (the “Employment Agreement”), and in connection therewith Executive agreed to the covenants set forth in the Invention and Non-Disclosure Agreement and Non-Competition and Non-Solicitation Agreement (the “Covenant Agreements”); and

WHEREAS, Executive is a party to that certain Purchase Agreement and Plan of Merger by and among the Company, Envisiontec Merger Sub, Inc., Envisiontec US LLC, Envisiontec, Inc., Gulf Filtration Systems, Inc., 3dbotics, Inc., and Executive, dated as of January 15, 2021 (the “Purchase Agreement”); and

WHEREAS, Executive has resigned from employment with the Company, effective as November 5, 2021 (the “Separation Date”), and the Company has accepted such resignation, on the terms and conditions set forth below.

NOW, THEREFORE, for the good and valuable consideration set forth below in this Agreement, the adequacy of which Executive specifically acknowledges, the parties agree as follows.

1.Separation of Employment. Executive’s employment with the Company and any of its affiliated companies, terminated on the Separation Date. Effective as of the Separation Date, Executive also resigned and, for the avoidance of doubt, hereby ratifies such resignation from the Company’s board of directors (the “Board”), and any committees thereof, and from any board of directors or similar governing bodies of any of the Company’s direct or indirect subsidiaries, and any officer or manager positions he holds at any such entities. Executive has received, or will receive within the time periods required by applicable law, all wages and benefits, including unused vacation or paid time off (to the extent required by applicable law), accruing through the Separation Date, less applicable taxes and withholdings. Executive has also received, or will receive, reimbursement for all reimbursable business expenses incurred by Executive prior to the Separation Date, in accordance with Company policy. Executive acknowledges and agrees that, as of the Separation Date, Executive had no vested rights to Company stock options or other equity awards, and Executive is not entitled to, and hereby waives his rights to, any equity awards from the Company or any of its affiliates.

2.Separation Benefits. Provided Executive returns to the Company an executed copy of this Agreement within twenty-one (21) days after receipt and does not revoke the Agreement, and further provided Executive complies with the covenants set forth in this Agreement, the Company will provide Executive with the following benefits (collectively, the “Separation Benefits”):

(a)The Company agrees to pay Executive separation pay equal to twelve (12) months of Executive’s regular base salary, less applicable withholdings and deductions, payable in accordance with the Company’s regular payroll practices in substantially equal installments over the twelve (12) month period immediately following the Separation Date (the “Separation Period”), with the first installment to begin in the pay period following the Effective Date and to include a catch-up payment reflecting the portion of such pay covering the period from the Separation Date through such pay period; and

(b)If Executive is eligible for and to the extent Executive timely elects continuation of healthcare benefits at Executive’s own expense pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the applicable state equivalent (together, “COBRA”), the Company agrees to pay or reimburse Executive for the employer-portion and the administrative fee of such COBRA benefits for Executive and any dependents, for each month following the Separation Date through the earlier of the expiration of the Separation Period or the date Executive and Executive’s covered dependents, if any, become eligible for coverage under another employer’s plan, provided Executive submits proof of payment if applicable, and further provided Executive promptly notifies the Company of such eligibility under another employer’s plan; and

(c)The Company agrees to execute and deliver a Joint Release Instruction to the Escrow Agent within five (5) Business Days immediately following the Effective Date to cause the release to the Executive of the Retention Escrow Fund (this and other capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement), which equals $750,000, and the Specified Matters Indemnity Escrow Fund, which equals $4,000,000, in accordance with the terms of that certain Escrow Agreement entered into on February 16, 2021 (the “Escrow Agreement”).

Notwithstanding the foregoing, to the extent the Separation Date and first payroll date to occur after the 30th day following the date of Executive’s receipt of this Agreement fall in two separate taxable years, notwithstanding anything in this Section 2, any payments or benefits required to be paid or provided to you under this Section 2 prior to such 30th day shall be paid or provided in a lump sum on the first payroll date of the subsequent taxable year.

3.General Release of Claims Against Company. Except as excluded herein below, Executive, for Executive and Executive’s agents, successors, heirs and assigns (all of whom are hereinafter individually and collectively referred to in this Section as “Executive Releasors”), hereby release, remise and forever discharge the Company and any of its subsidiaries, parent companies, affiliates, related companies, divisions, predecessors, successors, interests, assigns, and/or entities in which each has an ownership interest, and each of their future, present, and former members, directors, trustees, agents, servants, shareholders, employees, officers, representatives, attorneys, investors and insurers, and each of their respective heirs, successors, executors and administrators, and all persons acting by, through, under and/or in concert with any of foregoing (all of whom are hereinafter individually and collectively referred to in this Section as “Company Released Parties”) of and from any and all claims, demands, causes of action, actions, rights, damages, judgments, costs, compensation, suits, debts, dues, accounts, bonds, covenants, agreements, expenses, attorneys’ fees, damages, penalties, punitive damages and liability of any nature whatsoever, in law or in equity or otherwise, which Executive Releasors have had, now have, shall or may have, whether known or unknown, foreseen or unforeseen, suspected or unsuspected, by reason of any cause, matter or thing whatsoever, from the beginning of time up to and including the date that Executive executes this Agreement, including but not limited to claims for:

(a)violation of any written or unwritten contract (including the Employment Agreement), agreement, policy, benefit plan, retirement or pension plan, option plan, severance plan, or covenant of any kind, or failure to pay wages, bonuses, employee benefits, other compensation, attorneys’ fees, damages, or any other remuneration (including any equity, ownership interest, management fee, carried interest, partnership interest, distributions, dividends or participation or ownership in any business venture related to the Company); and/or

(b)discrimination, harassment, or retaliation on the basis of any characteristic protected under law, including but not limited to race, color, national origin, sex, pregnancy, sexual orientation, gender identity, religion, disability, marital or parental status, age, union activity or other protected activity; and/or

(c)denial of protection or benefits under any statute, ordinance, executive order, or regulation, including but not limited to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the False Claims Act, the Sarbanes-Oxley Act of 2002, the National Labor Relations Act of 1935, the Uniformed Services Employment and Reemployment Rights Act of 1994, Fair Credit Reporting Act, Michigan’s Persons with Disabilities Civil Rights Act, Michigan’s Payment of Wages and Fringe Benefits Act, Michigan’s Workforce Opportunity Wage Act, and Michigan’s Elliot-Larsen Civil Rights Act, each as amended, and any other federal, state or local statute, ordinance, order, constitution, or regulation regarding employment, termination of employment, discrimination, harassment, retaliation, notice, or wage and hour matters; and/or

(d)violation of any public policy or common law of any state relating to employment or personal injury, including but not limited to claims for wrongful discharge, defamation, invasion of privacy, infliction of emotional distress, negligence, fraud, and interference with contract.

Executive affirms that as of the date of Executive’s signature below, no action or proceeding covered by this Section was pending against any of the Company Released Parties. Notwithstanding the generality of the foregoing, the Executive Releasors do not release: (i) any claims for unemployment benefits, (ii) any rights to bring to the attention of the Equal Employment Opportunity Commission or similar state or local administrative agency claims of discrimination, harassment, interference with leave rights, and retaliation; provided, however, that Executive does release Executive’s right to secure damages for any such alleged treatment, (iii) any rights to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice, and (iv) any rights or claims of Executive under this Agreement, the Escrow Agreement, the Registration Rights Agreement, the Purchase Agreement, or any lease agreements between the Company and Sibco Europe Ltd. or E3D Technology Ltd. (each a “Lease”); (v) any rights or claims of any of the Executive Releasors to indemnification (or advancement of expenses) by or from any Company Released Party (whether pursuant under the Indemnification Agreement between the Company and the Executive entered into as of February 16, 2021) at common law or otherwise; or (vi) any vested retirement benefits.

4.General Release of Claims Against Executive. Except as excluded herein below, the Company, on its own behalf and on behalf of each of its subsidiaries, parent companies, affiliates, related companies, divisions, predecessors, successors, interests, assigns, and/or entities in which each has an ownership interest, and each of their future, present, and former members, directors, trustees, agents, servants, shareholders, employees, officers, representatives, attorneys, investors and insurers, and each of their respective heirs, successors, executors and administrators, and all persons acting by, through, under and/or in concert with any of foregoing (all of whom are hereinafter individually and collectively referred to in this Section as “Company Releasors”) hereby release, remise and forever discharge the Executive and each of Executive’s heirs, successors, executors and administrators and all persons acting by, through, under and/or in concert with any of foregoing (all of whom are hereinafter individually and collectively referred to in this Section as “Executive Released Parties”) of and from any and all claims, demands, causes of action, actions, rights, damages, judgments, costs, compensation, suits, debts, dues, accounts, bonds, covenants, agreements, expenses, attorneys’ fees, damages, penalties, punitive damages and liability of any nature whatsoever, in law or in equity or otherwise, which the Company Releasors have had, now have, shall or may have, whether known or unknown, foreseen or unforeseen, suspected or unsuspected, by reason of any cause, matter or thing whatsoever, from the beginning of time up to and including the date that Executive executes this Agreement, including but not limited to claims for or relating to:

(a)any obligation or liability of Executive pursuant to any agreement between the Executive and any Company Releasor;

(b)any violation or breach by Executive of any agreement between Executive and any Company Releasor, or any regulation, procedure, code or other policy or governance document of any Company Releasor, in each case prior to the Effective Date; and/or

(c)any violation of any public policy or common law of any state; and/or

(d)any indemnification or other claims under the Purchase Agreement pursuant to which any Company Releasor is entitled to or does seek recovery from the Retention Escrow Fund or the Specified Matters Indemnity Escrow Fund pursuant to the Purchase Agreement.

The Company affirms that as of the date of Executive’s signature below, no action or proceeding covered by this Section was pending against any of the Executive Released Parties and that the Company is not aware of the basis for any such action or proceeding. Notwithstanding the generality of the foregoing, the Company Releasors do not release any rights or claims of the Company Releasors under this Agreement, any of the Leases or the Purchase Agreement (other than any claims released pursuant to Section 4(d) above).

5.Restrictive Covenants.

(a)The Covenant Agreements. Executive reaffirms the post-employment covenants set forth in the Covenant Agreements, all of which remain in full force and effect pursuant to their terms. Executive’s continued compliance with the Covenant Agreements is a material condition to the Company’s agreement to enter into this Agreement.

(b)Non-Disparagement. Executive agrees not to make any public or private statements that disparage or defame the Company and its affiliates, including any of their directors, officers and employees, or the their products, services or business practices, publicly or privately, directly or indirectly through others, by use of any words, actions, gestures or medium, including but not limited to on social media or other internet site. The Company agrees to instruct its executive team, including the Company’s Human Resource Director, and the Board to not make any public statements that disparage or defame Executive, publicly or privately, directly or indirectly through others, by use of any words, actions, gestures or medium, including but not limited to on social media or other internet site. Nothing in this Section shall prevent any party or individual from: (i) testifying truthfully in response to a subpoena or other legal process; (ii) communicating directly with, cooperating with, or providing information to, any federal, state or local government entity, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice; or (iii) engaging in protected conduct which by law cannot be waived by this Agreement.

(c)Cooperation. At the request of the Company, Executive will cooperate with the Company and its affiliates regarding any pending, threatened, or future litigation, proceeding, claim or other disputed item involving the Company or its affiliates that relates to matters within the knowledge or responsibility of Executive during his employment on such terms and subject to such conditions (including the payment of a reasonable hourly rate and subject to Executive’s availability) as are mutually and reasonably agreed by the Company and Executive. The Company agrees to cooperate with Executive to permit Executive to remove his personal belongings from Company premises as soon as reasonably practicable after Executive’s execution of this Separation Agreement.

(d)Return of Company Property. Executive verifies that he has returned to the Company all Company-owned property in his possession, custody or control (including at his home, in his automobile and elsewhere), including, but not limited to, badges, keys, access cards, credit cards, cell phones, computer equipment, files, records, plans, proposals, and any other documents, including anything containing the Company’s proprietary or confidential information, including all electronically stored information in Executive’s possession. By signing this Agreement, Executive represents and warrants that all such property has been returned and permanently removed from his personal devices and that he has not retained any copies thereof.

(e)Ongoing Legal Obligations. Executive acknowledges that he is aware of the federal securities laws that prohibit any person who has material, non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person, including under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

6.Section 409A.

(a)To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 5 shall not create any obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(b)Any right to a series of installment payments pursuant to this Agreement, including without limitation the payments or benefits under this Agreement, is to be treated as a right to a series of separate payments. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon a Separation from Service (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor thereto). Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A.

(c)Intentionally Omitted.

(d)To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the amount of payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

7.Miscellaneous.

(a)Assignment. The Company may assign this Agreement and such assignment will take effect for the benefit of, and be binding on, any successors or assigns of the Company created by merger, reorganization, and sale of assets or otherwise. Executive hereby consents and agrees to such assignment and enforcement of such rights and obligations by the Company’s successors or assigns, without further action required.

(b)No Admission. This Agreement is not, and shall not be construed to be, an admission of liability, culpability or any other legal conclusion.

(c)Governing Law. The validity, interpretation, enforceability, and performance of this Agreement must be governed by and construed in accordance with the laws of the State of Michigan, exclusive of its choice-of-law rules.

(d)Arbitration. Any controversy, dispute or claim arising from or concerning this Agreement or any benefit provided herein will be resolved through final and binding arbitration administered by JAMS in accordance with the JAMS Employment Arbitration Rules & Procedures, available for review at http://www.jamsadr.com/rules-employment-arbitration. The arbitration will be conducted at the JAMS resolution closest to Executive’s work location immediately prior to the Separation Date or at such other mutually convenient location as Executive and the Company may mutually agree. The parties shall equally split all arbitration fees unless otherwise required by applicable law, but each party will be responsible for their own legal fees or costs unless the arbitrator awards fees or costs in accordance with applicable law. Executive and the Company each agree that any arbitration will be conducted only on an individual basis and that no dispute between Executive and the Company relating to this Agreement may be consolidated or joined with a dispute between any other employee and the Company, nor may Executive seek to bring Executive’s dispute on behalf of other Company employees as a class or collective action.

(e)Entire Agreement. This Agreement constitutes the entire understanding between the parties regarding Executive’s separation from employment with the Company and supersedes any prior written or oral agreements regarding such employment, except as expressly preserved in this Agreement. Executive also acknowledges that there are no representations by the Company, oral or written, which are not set forth in this Agreement upon which Executive relied in signing this Agreement. This Agreement cannot be modified or amended except by written agreement signed by both Executive and the Company.

(f)Construction. If any provision of this Agreement is declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions of the Agreement shall not be affected thereby and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

8.Effective Date. This Agreement will become effective on the date Executive and the Company have signed this Agreement (the “Effective Date”).

9.Acknowledgment. Executive acknowledges that (a) Executive has carefully reviewed this Agreement and understands its meaning; (b) the Company hereby advises the Executive to consult with an attorney in conjunction with this Agreement; and (c) Executive is signing this Agreement knowingly, willingly, and without duress.

Signature Page Follows

Intending to be legally bound by this Agreement, the parties have provided their signatures on the dates indicated below.

COMPANY

Desktop Metal, Inc.

Signature:	/s/ Ric Fulop	Date:	November 11, 2021

Title:	Founder and CEO

EXECUTIVE

Ali El-Siblani

Signature:	/s/ Ali El-Siblani	Date:	November 11, 2021

Print:	Ali El-Siblani